Exhibit 99.2

OneMedNet – Data Knights Acquisition Corp. Merger Call Transcript

April 25, 2022

9:00am ET

OPERATOR

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the OneMedNet Corporation and Data Knights Acquisition Corp. Conference Call. We appreciate everyone joining us today. The information discussed today is qualified in its entirety by the Form 8-K that has been filed today by Data Knights Acquisition Corp., and may be accessed on the SEC’s website at www.SEC.gov, including the exhibits thereto.

Statements made during this call that are not statements of historical fact constitute forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated in these forward-looking statements. Existing and perspective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. For more information, please refer to the risks, uncertainties, and other factors discussed in Data Knights Acquisition Corp.’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements that we make whenever they appear.

For everyone on the phone, OneMedNet and Data Knights will not be fielding any questions on today’s call. Hosting today’s call are Barry Anderson, Founder and Chairman of Data Knights Acquisition Corp.; Paul Casey, CEO of OneMedNet; and Jeffrey Yu, Chairman and Founder of OneMedNet. With that, I would like to turn the call over to Barry Anderson, of Data Knights Acquisition Corp.

BARRY ANDERSON, CEO – Data Knights Acquisition Corp.

Thank you and good morning, everyone. It is great to be here with you today. We are pleased to present the proposed business combination between Data Knights and OneMedNet. Before hearing from Paul and Jeffrey and the great business they are building, I would like to take a few minutes to share the history of our partnership.

Our SPAC, Data Knights Acquisition Corp., upon IPO promised our investors that we would seek out the best tech, cloud, and data company. With today’s announcement, I firmly believe we are delivering on that promise and could not be more excited, having found this in the company, OneMedNet. As we got to know Paul and Jeffrey and their talented team, we did also filtered through numerous companies ranging from EV and battery manufacturers and data solutions. But ultimately that process concluded with OneMedNet, and we are thrilled to tell you about it today.

In terms of the transaction itself, the combined company will list on Nasdaq with a pro forma enterprise value of $317 million. One of the keys to this transaction and value creation for our shareholders is the crucial need within the Life Sciences Industry, OneMedNet satisfies, embracing the promise of Regulator Grade Real World Data.

OneMedNet checks all our boxes. The high growth Company is a leader in an emerging market and Paul as CEO is an exceptional leader with a proven track record, which is instrumental we believe in driving companies towards success. Throughout his career he has leveraged unique multi-functional and global expertise to drive significant business value creation and expansion. Certainly, as part of our acquisition criteria, it was crucial that our partner company was not only attractive in the markets it serves, has a long growth trajectory, but had a leader at the helm with a proven track record in the public markets. Paul, has deep operational expertise operating across a variety of industries including his tenure as President, CEO, and Board member of Hawaiian Airlines, leading over 3,500 employees, in addition to his experience on numerous public boards including director of TZ limited. And for these reasons, we firmly believe OneMedNet under Paul’s leadership is our ideal partner.

To conclude, I believe firmly the investment opportunity in OneMedNet is truly highly attractive and scarce and I could not be more pleased we are able to partner with OneMedNet, ultimately delivering the highest quality target company to our shareholders.

I’m sure as you can hear, we are thrilled with today’s announcement and I think with that I’ll turn it over to Paul and Jeffrey to share more about their company. Paul the stage is yours.

PAUL CASEY, CEO - OneMedNet

Thank you, Barry for your kind remarks. I am excited to be with you here this morning. I am going to pass the call over to Jeffrey to provide a bit of background on the Company, but I wanted to first spend a few minutes speaking to my personal journey with OneMedNet, a bit about the addressable market and the background behind’s today’s announcement, a major milestone for OneMedNet.

I joined the Company first as a board member and then assumed the position of CEO earlier this year as the Company positioned itself for a journey into public life. I have the necessary public company experience as a leader and operator spanning over the course of 40 years, both in the public and private markets. With OneMedNet, my focus is on operations and leadership and taking this amazing Company to scale, fueling its growth trajectory. We will fuel this growth and continue to address a market with a total address market size of over $400 billion. The merger will provide the funds to accelerate our growth initiatives and expand our key partnerships continuing to unlock the value in imaging data.

Post-merger completion I will continue to lead the Company and Jeffrey, our founder and visionary will remain on the board. I am pleased that our partnership with Data Knights will provide us with a board member, Firdauz Mokhtar, Data Knight’s current CFO, knowing, from experience the right people are imperative to achieving successes. I have the operating and leadership background; Jeffrey knows the industry and Firdauz on our post-merger board will serve as a valuable addition. In the interim, we plan to leverage his public company CFO expertise as we currently are in the market for a CFO. We have engaged a search firm and are hopeful to have a CFO in place prior to merger completion.

Our mission is simple, we are focused on creating innovative solutions that enable your healthcare provider to gain increased value from medical imaging data. And we do this by providing easy, quick, and secure access to health data, eliminating the traditional information silos to improve quality and delivery. Ultimately, lowering healthcare costs by delivering improved outcomes and reducing waste. Speed is critical and this is how we unlock the value.

With that, I will turn the call over to Jeffrey who will provide an overview of our Company and our unique value proposition.

Jeffrey?

JEFFREY YU, Founder & Chairman – OneMedNet

Thanks, Paul. I echo Paul’s excitement and am thrilled to be here today with Paul and Barry discussing this transaction with you. As Paul mentioned I founded OneMedNet a little more than a decade ago, to create safer and more intelligent solutions for patients, providers, and hospitals. Over the years, we have become experts in secure data interoperability and proved the commercial and regulatory viability of Real-World Data, or as you will hear me refer to, RWD.

If the COVID-19 pandemic has taught us anything it is that diseases evolve and spread quickly, thus, getting diagnostics and therapeutics quickly to market is of paramount importance. OneMedNet is able to help life sciences companies including drugs, device, and artificial intelligence companies get lifesaving products to market safer, faster, and more efficiently. This is enabled by our regulatory grade RWD which meets FDA and other worldwide regulatory requirements.

I would like to take a step back and explain why RWD is important. RWD harmonizes siloed data by ingesting large quantities of structured and unstructured data and creating a comprehensive, longitudinal view or “sole source of truth”. RWD overlaps with Real World Evidence, or RWE, clinical evidence about the usage and potential benefits and risks of products derived from RWD analysis

Today, OneMedNet is the only provider of Regulatory Grade Imaging RWD on demand. We have the knowledge, tools, expertise, and experience to access and harmonize complete patient profiles across live but fragmented data silos. What does this mean? This data is always living because we have continuous access to electronic medical records focused on imaging but including the entire clinical record. We curate information to the most stringent data collection protocols which often have multi-level, stratified requirements. We do so while providing unmatched data accuracy and most importantly, ensuring the security and privacy of the protected health information through full data anonymization. We cover the entire value chain in RWD, validated by an increasing network of providers and diagnostic, therapeutic, and artificial intelligence customers.

Let us go back to the $400 billion addressable market and I’ll summarize why we are unique. First, we are the ONLY regulatory grade provider, meaning our imaging results serve as proof of effectiveness for regulatory agencies fully meeting their quality requirements. Second, imaging is our focus because it is the most deterministic of clinical modalities meaning you can measure if an aneurysm is getting bigger, if a stroke is improving, or if cancer is regressing. We do this while providing the full supporting associated clinical record. Third, our powerful indexing platform makes us the only ON DEMAND, REGULATORY GRADE RWD provider meaning we can provide data within days to weeks as opposed to the 9+ months our competitors might be able to achieve. And lastly, we curate to the most stringent data collection protocols which often have multi-level, stratified requirements providing unmatched data accuracy and completeness.

With that, I thank you for your time and look forward to the continued journey here and a future of successes. Our mission is unique, our value proposition unparalleled, and the future bright.

I will now hand the call back over to the operator.

OPERATOR

Thank you for joining us today. This concludes our conference, you may now disconnect.

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